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                                                                     EXHIBIT 4.1


                   AGREEMENT OF SUBSTITUTION AND AMENDMENT OF
                    STOCKHOLDER PROTECTION RIGHTS AGREEMENT


         This Agreement of Substitution and Amendment is entered into as of the 23 day of April, 2003, by and between Eastman Chemical Company, a Delaware corporation (the "Company") and American Stock Transfer and Trust Company, a New York banking corporation ("AST").

                                    RECITALS

A. On or about December 13, 1993, the Company entered into a Stockholder Protection Rights Agreement (the "Rights Agreement") with First Chicago Trust Company of New York (the "Predecessor Agent") as rights agent.

B. The Company wishes to remove the Predecessor Agent and substitute AST as rights agent pursuant to Section 4.4 of the Rights Agreement.

C. The Company has given the Predecessor Agent notice of removal of the Predecessor Agent as rights agent.

                                   AGREEMENT

         NOW THEREFORE, in consideration of the foregoing and of other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Section 4.4 of the Rights Agreement is hereby amended to provide that any successor rights agent shall, at the time of its appointment as rights agent, have a combined capital and surplus of at least $10 million, rather than $50 million.

2. The Company hereby appoints AST as rights agent pursuant to Section 4.4 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

3.       AST hereby accepts the appointment as rights agent pursuant to Section
         4.4 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

4. From and after the effective date hereof, each and every reference in the Rights Agreement to a "Rights Agent" shall be deemed to be a reference to AST.

5. Section 5.9 of the Rights Agreement is amended to provide that notices or demands shall be addressed as follows (until another address is filed):











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If to the Company:
                           Eastman Chemical Company
                           100 North Eastman Road
                           Kingsport, Tennessee 37662-5075


If to AST:
                           American Stock Transfer & Trust Company
                           59 Maiden Lane
                           New York, NY 10038
                           Attention: Shareholder Services Division

6. Except as expressly modified herein, the Rights Agreement shall remain in full force and effect.

7. This Agreement of Substitution and Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date indicated above.


                                   EASTMAN CHEMICAL COMPANY

                                   By: /s/ THERESA K. LEE
                                      --------------------------------------
                                       Theresa K. Lee, Senior Vice President,
                                       General Counsel and Secretary


                                   AMERICAN STOCK TRANSFER &
                                   TRUST COMPANY

                                   By: /s/ HERBERT J. LEMMER
                                      --------------------------------------

                                   Name: HERBERT J. LEMMER
                                         -----------------------------------
                                         VICE PRESIDENT


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